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                                                                    EXHIBIT 3.10

                                    BY-LAWS

                                       of

                              BEAVER COAL COMPANY.

                                     *****

     1.   The title of this corporation is BEAVER COAL COMPANY.

                                     OFFICE.

     2. The principal office of the corporation in Delaware shall be in Wilmington, Delaware, and it shall there be represented by the Delaware Charter Guarantee and Trust Company.

                                     SEAL.

     3. The corporate seal of this corporation shall have inscribed thereon the name of the corporation and the year of its creation and the words "Corporate Seal" and "Delaware".

                            STOCKHOLDERS' MEETINGS.

     4. (a) The annual meeting of the stockholders shall be held at the office of the Company in Beaver Dam, Kentucky, or such other place as the Board of Directors may designate, on the third Tuesday of January in each year, or as soon thereafter as practicable at 11:00 o'clock in the forenoon, at which meeting the stockholders shall, by plurality vote, elect the Board of Directors for the ensuing year. A majority in the amount of the stock issued and outstanding shall constitute a quorum for the election of Directors or for the transaction of other business.

          (b) Each stockholder shall be entitled to one vote in person or by proxy for each share of stock registered in his name on the books of the corporation for twenty days preceding the meeting.

          (c) Notice of the meetings and the conduct of the same shall be as prescribed by the Board of Directors.

          (d) Special meetings of the stockholders shall be held as ordered by the Board of Directors, and shall be called by the Secretary on written request of two directors, or on written request of the owners of the majority of the stock, by notice given to each stockholder at least three days prior to such meetings. Such notice shall briefly state the objects of such meetings and no other business shall be transacted at such meeting.

                                   DIRECTORS.

     5. (a) The property and business of this corporation shall be managed by a Board of at least three Directors, and they shall hold office until the next annual meeting of the stockholders, or until their successors are elected and qualified.

          (b)  The Board of Directors may at any regular or
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special meeting increase its number by electing additional members from among the stockholders to hold office until the next meeting of the stockholders, or until their successors shall be elected.

     (c) If the office of any director becomes vacant by reason of death, resignation or otherwise, the remaining directors, though less than a quorum, may elect a successor or successors, who shall hold office for the unexpired term.

     (d) Regular meetings of the Directors shall be held on the third Tuesday of January, April, July and October at 11:00 o'clock in the forenoon, unless otherwise ordered by the board.

     (e) Special meetings may be called by the President on his own motion on one day's notice to each director.

     (f) Special meetings shall be called in like manner by the President upon the written request of two members of the board.

     (g) At any meeting of the board a majority of the members elected and qualified shall constitute a quorum for the transaction of any business, but a less number may adjourn.

          1. A quorum being present, the President shall call the board to order.
          2. The minutes of the last meeting shall be read and considered as approved, if there is no amendment offered.

          3. Reports of officers.

          4. Reports of committees.

          5. Unfinished business.

          6. Miscellaneous business.

          7. New business.

                                    OFFICERS

               6. The executive officers of the Company shall be a President, a Vice-President, a General Manager, a Secretary, a Treasurer, and such other officers as may from time to time be elected or appointed by the Board of Directors; the Secretary and Treasurer may or may not be the same person, and the Vice-President may if deemed advisable by the Board of Directors, hold the office of Vice-President and Treasurer, or Vice-President and Secretary, but not the offices of Vice-President, Secretary and Treasurer.

               7. The President shall be a member of the Board of Directors, and shall be the chief executive officer of the Company, and shall exercise general supervision and administration over all its affairs. He shall, when present, preside at all meetings of the stockholders and directors. He shall, with the Treasurer, sign all certificates of shares of the capital stock of the Company. He shall sign all such bills, notes, checks, contracts, orders, deeds, liens, mortgages, licenses or other instruments as may pertain to the business of the Company. He shall receive all rents, interest, dividend on stocks, and interest on bonds or other obligations of municipal or other corporations, and all other corporate securities owned by the Company. He shall take charge of and keep under his control all the stocks and personal securities owned by the Company. He shall be authorized to sell,
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dispose of and transfer any such stocks and personal securities owned by the
Company, and shall sign all necessary powers of attorney for the transfer of stocks or the collection of interests or dividends, or the assignment of stocks or other personal securities owned by the Company or held by it in any capacity.

                                VICE-PRESIDENT.

     8. The Vice-President of the Company shall, in case of the death of the President, or in the absence, disability or refusal to act of the President, be vested with all the powers of the President, and shall be required to perform all his duties. He shall perform such other duties as may be prescribed by the Board of Directors.

                                   SECRETARY.

     9. The Secretary shall be sworn to the faithful performance of his duties, and shall keep full minutes of all the meetings of the stockholders and of the Board of Directors. He shall issue all calls for the meetings of the stockholders and directors, and shall notify all officers and directors of their election. He shall have charge of the seal of the corporation and affix the same to the certificates of stock when such certificates are signed by the President and Treasurer, and shall affix the seal, attested by his signature, to deeds, contracts, powers of attorney for the transfer of corporate stocks owned by the Company or held by it in any capacity, and to such other instruments as may require the same. He shall make such report to the Board of Directors as they may require, and he shall also prepare such reports and statements as may be required by the provisions of the law.

                                   TREASURER.

     10. The Treasurer shall keep full and accurate records and accounts, in books provided for that purpose, of all receipts, disbursements, credits, assets, liabilities and general financial transactions of the Company. He may endorse for the collection or deposit to the credit of the Company all bills, notes, checks and other negotiable instruments of the Company coming into his hands in such depositories as may be designated by the Board of Directors.

                                OFFICER PRO TEM.

     11. In the absence of any officer, the Board of Directors may delegate his powers and duties to any other officer, or to any director, for the time being.

                                    CHECKS.

     12. Checks drawn upon the funds of the Company at any bank or institution where the same may be from time to time deposited, shall be signed either by the President, the Vice-President, the General Manager or the Treasurer.
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                                     STOCK.

     13. The stock of the corporation shall be issued, transferred, canceled and replaced in accordance with such rules as the Board of Directors shall prescribe.

                               WAIVER OF NOTICE.

     14. Any stockholder, officer or director may at any time waive any notice required to be given under these by-laws.

                                    NOTICE.

     15. Whenever under the provisions of these by-laws notice is required to be given to any director, officer or stockholder, it shall not be construed to be limited to personal notice, but such notice may be given in writing by depositing the same in the post-office or letter box in a postpaid, sealed wrapper, addressed to such director, officer or stockholder at his or her address, as the same appears in the books of the corporation, and the time when the same shall be mailed shall be deemed to be the time of the giving of such notice.

                           ALTERATION AND AMENDMENT.

     16. The Board of Directors may by a majority vote of the whole Board, alter or amend these By-Laws at any regular meeting or at any special meetings, providing notice of such alteration or amendment has been given to each director at least three days prior to said meeting.

                               DEFERRED MEETINGS.

     17. If any meeting provided for in these By-Laws shall fall upon any legal holiday, the same shall be held upon the next succeeding business day at the same hour and place.

     18. See Book 1A Page 162-163 Indemnification of officers, Directors and Employees. Book 4 279-280


     SIXTH - On motion made, duly seconded and unanimously adopted, it was ordered and resolved that the capital stock of this company and the number of shares therein be increased up to and including the amount named in the certificate of incorporation, as the total authorized capital stock of this company, and that the Directors of this company be and they are hereby empowered without any notice whatever, either to the present incorporators, subscribers or stockholders, or to any future subscribers or stockholders, to issue the same until it shall reach the amount named in the certificate of incorporation as
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the total authorized capital stock of this company.

     SEVENTH -- Upon motion duly made, seconded and carried, it was resolved that the Delaware Charter Guarantee & Trust Company be and is hereby appointed the representative of this company in the State of Delaware, to maintain an office for this company in said State, to have an agent in charge thereof, to exhibit this company's sign on said office, as required by law, and to keep in said office such lists and copies of records as the statute of the State of Delaware may require to be kept in said State, and the Secretary was ordered to send a copy of the foregoing resolution, duly certified by him, to the said Delaware Charter Guarantee & Trust Company.

     EIGHTH -- On motion duly made, seconded and carried, it was resolved that the Board of Directors be and is hereby empowered to purchase, from time to time, such property and similarly to procure the performance of such services and labor as it may deem necessary for the company, and to issue in payment therefor such amount or amounts of the full paid capital stock of this company as to the Directors may seem fair and reasonable compensation for such property, services or labor.

     NINTH -- On motion duly adopted, the Stockholders proceeded to an election by ballot for Directors of the company to hold office as such until the next annual meeting of the Stockholders or until their successors shall be chosen and qualified.

     TENTH -- Said election resulted as follows:

                      NAMES                   NUMBER VOTES RECEIVED

                 I.P. Barnard                          10

                 W.S. Speed                            10

                 F.M. Sackett                          10


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     ELEVENTH -- The chairman thereupon declared that each of the following named persons had been elected a director of the company to serve for said period

     I.P. Barnard         W.S. Speed

                       F.M. Sackett

     TWELFTH --On motion made, duly seconded and carried, the following assignments of stock were approved and accepted by the affirmative vote of all present:

     F.D. Buck to I.P. Barnard of four shares.

     Geo. W. Dillman to W.S. Speed of three shares.

     M.L. Horty to F.M. Sackett of three shares.

     THIRTEENTH -- Thereupon, on motion duly made, seconded and carried, the meeting adjourned.


                                        /s/ Geo. W. Dillman
                                        --------------------------
                                        Secretary of the Meeting